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                                                                EXHIBIT 99(j)

                 Consent of SBC Warburg Dillon Read Inc.

We hereby consent to the use of Appendix III containing our opinion letter dated October 29, 1997, to the Board of Directors of Carson Pirie Scott & Co. (the "Company") in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed merger of the Company with a wholly owned subsidiary of Proffitt's, Inc. and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SBC WARBURG DILLON READ INC.

/s/ SBC Warburg Dillon Read Inc.
--------------------------------


New York, New York
December 5, 1997